CERTIFICATE OF DESIGNATIONS

OF

SERIES B‑3 PREFERRED STOCK

OF

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
_____________________________________________________
pursuant to Section 151 of the

General Corporation Law of the State of Delaware
_____________________________________________________

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC., a Delaware corporation (the “Corporation”), hereby certifies that:
1.The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

2.The Certificate of Incorporation expressly grants to the Board authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.The Board previously adopted resolutions on May 20, 2019 authorizing the creation and issuance of a series of such preferred stock designated as the “Series B Preferred Stock” and authorizing the issuance of 50,000 shares of Series B Preferred Stock (the “Original Series B Preferred Stock”) and the Certificate of Designations for the Original Series B Preferred Stock was filed with the Secretary of State of the State of Delaware on May 20, 2019 (the “Original Certificate of Designations”).

4.On August 13, 2019, in accordance with Section 6 of the Original Certificate of Designations, Ares approved (i) the re-designation of the Original Series B Preferred Stock as Series B‑1 Preferred Stock (as so amended and restated, the “Series B‑1 Preferred Stock”) and the amendment and restatement of the Original Certificate of Designations as set forth in the Amended and Restated Certificate of Designations for the Series B‑1 Preferred Stock (the “First Amended Series B‑1 Certificate of Designations”), and (ii) the issuance of 50,000 shares of new Series B‑2 Preferred Stock, with terms substantially similar to the terms of Series B‑1 Preferred Stock (the “Series B‑2 Preferred Stock”) as set forth in the Certificate of Designations for the Series B-2 Preferred Stock (the “Series B-2 Certificate of Designations”).

5.The Series B-2 Certificate of Designations and the First Amended Series B-1 Certificate of Designations were filed with the Secretary of State of the State of Delaware on August 30, 2019.

6.The Board adopted resolutions on October 25, 2019 (i) authorizing the creation and issuance of a series of preferred stock designated as the “Series B-3 Preferred Stock” and authorizing the issuance of up to 130,000 shares of Series B-3 Preferred Stock (collectively with Series B‑1 Preferred Stock and the Series B-2 Preferred Stock, the “Series B Preferred Stock”) as set forth in this Certificate of Designations for the Series B-3 Preferred Stock (the “Series B-3 Certificate of Designations”) and (ii) authorizing amendments to the First Amended Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations.

7.On October 25, 2019, in accordance with Section 6 of the First Amended Series B-1 Certificate of Designations and Section 6 of the Series B-2 Certificate of Designations, Ares approved (i) the amendment and restatement of the First Amended Series B-1 Certificate of Designations as set forth in the Amended and Restated Certificate of Designations for the Series B-1 Preferred Stock (the “Second Amended Series B-1 Certificate of Designations”), (ii) the amendment and restatement of the Series B-2 Certificate of Designations as set forth in the Amended and Restated Certificate of Designations for the Series B-2 Preferred Stock (the “Amended and Restated Series B-2 Certificate of Designations”, and collectively with the Second Amended Series B-1 Certificate of Designations and the Series B-3 Certificate of Designations, the “Series B Certificates”) and (iii) the issuance of up to 130,000 shares of new Series B-3 Preferred Stock, with terms substantially similar to the terms of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, as set forth in this Series B-3 Certificate of Designations.

8.Pursuant to the authority conferred upon the Board by the Certificate of Incorporation and in accordance with the provisions of the Certificate of Incorporation and the General Corporation Law of the State of Delaware, the Board, by action duly taken on October 25, 2019, adopted resolutions (which resolutions have not been modified and are in full force and effect on the date hereof) (i) approving the amendment and restatement of the First Amended Series B-1 Certificate of Designations as set forth in the Amended and Restated Series B‑1 Certificate of Designations, (ii) approving the amendment and restatement of the Series B-2 Certificate of Designations as set forth in the Amended and Restated Series B‑2 Certificate of Designations, (iii) authorizing the issuance of up to 130,000 shares of Series B‑3 Preferred Stock, and (iv) fixing the designations, powers, preferences and rights of the shares of this Series B‑3 Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1.Designation. The designation of this series of preferred stock shall be “Series B‑3 Preferred Stock.” Series B‑3 Preferred Stock will rank (a) equally in right of payment with Parity Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (b) senior in right of payment to Junior Stock, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (c) junior in right of payment to Senior Stock, if any, with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.Number of Shares. The number of authorized shares of Series B‑3 Preferred Stock shall be 130,000. Such number of authorized shares may, from time to time, be increased (subject to Section 6) or decreased (but not below the number of shares of Series B‑3 Preferred Stock then outstanding) by further resolution duly adopted by the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) stating that such increase or reduction has been so authorized. The Corporation shall have the authority to issue fractional shares of Series B‑3 Preferred Stock. The date on which the Corporation initially issues any share of Series B‑3 Preferred Stock shall be deemed to be the “date of issuance” for such share of Series B‑3 Preferred Stock, in each case regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series B‑3 Preferred Stock.

Section 3.Definitions.

“Accumulated Dividend Rate” means 15% per annum; provided that, from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Accumulated Dividend Rate shall be the Accumulated Dividend Rate as otherwise determined pursuant to this definition plus 2% per annum.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.
“Applicable Issue Date” means the “date of issuance” as defined in Section 2.
“Ares” means Ares Management LLC, on behalf of its Affiliated funds, investment vehicles and/or managed accounts.
“Board” means the Corporation’s Board of Directors.
“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the bylaws of the Corporation.
“Capital Stock” means, without duplication, (i) the Common Stock, (ii) the Series B Preferred Stock, (iii) the Series A Preferred Stock, (iv) any other equity or equity-linked securities issued by the Corporation or its Subsidiaries, and (v) any other shares of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, directly or indirectly, any equity or equity-linked security issued by the Corporation or its Subsidiaries, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.
“Cash Dividend Rate” means (i) with respect to any Dividend Period for which the Total Net Leverage Ratio is greater than 1.50 to 1.00, 13.5% per annum and (ii) with respect to any Dividend Period for which the Total Net Leverage Ratio is less than or equal to 1.50 to 1.00, 12% per annum.
“Change of Control” means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, (b) merger, consolidation or other business combination directly or indirectly involving the Corporation (c) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly involving the Corporation, in each case for clauses (a) - (c) which results in any one Person, or more than one Person that are Affiliates or that are acting as a group, other than a Permitted Holder, acquiring direct or indirect ownership of equity securities of the Corporation which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total direct or indirect voting power of the equity securities of the Corporation, taken as a whole, or (d) direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to a Person other than the Corporation, any of its Subsidiaries, or a Permitted Holder; provided, that no Change of Control shall be deemed to have occurred pursuant to clause (a) due to the acquisition of shares of Common Stock by Oaktree or its Affiliates upon (x) the conversion of shares of Series A Preferred Stock held by Oaktree or its Affiliates on the date hereof into shares of Common Stock, (y) pursuant to Section 3.6 of the Merger Agreement or (z) the exercise of any Warrants. For the avoidance of doubt, a Change of Control shall be deemed to have occurred if Oaktree acting alone or in a group (as defined in Section 13(d)(3) of the Exchange Act)) with any Person (other than another Permitted Holder) consummates a merger, acquisition or similar transaction with the Corporation or any of its Subsidiaries.
“Closing Date” means the date of the closing of the original issuance of the Original Series B Preferred Stock.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, or any other shares of the Capital Stock of the Corporation into which such shares of common stock shall be reclassified or changed.
“Competitor” means (i) any Person that is an operating company that primarily engages in the engineering, procurement and construction sector for renewable energy generation or (ii) any controlled Affiliate of the foregoing.
“control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Conversion Agent” means, prior to the conversion date, such Person as the Corporation will appoint or such other person as determined by the Board, acting in its capacity as conversion agent for the Series B-3 Preferred Stock, and its successors and assigns.
“Credit Agreement” means that certain Third Amended and Restated Credit and Guarantee Agreement, dated as of September 25, 2018, as amended and restated as of November 2, 2018, as further amended and restated as of November 16, 2018 and as further Amended and Restated as of May 20, 2019.
“Default Event” means any material breach by the Corporation of its obligations under this Certificate of Designations, other than a Non-Payment Event, which, if curable, is not cured on or prior to the 30th day after receipt of written notice from Ares after such default.
“Debt Limit” means, as of any date of determination, an amount equal to (x) the aggregate Revolving Commitments (as defined in the Credit Agreement) as of the Series B-3 Closing Date plus (y) the outstanding principal amount of Term Loans (as defined in the Credit Agreement) as of the Series B-3 Closing Date minus (z) the aggregate principal amount of Term Loans repaid or prepaid on or following the Series B-3 Closing Date.
“Debtor Relief Laws” means the United States Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Dividend Date” means, to the extent that any shares of Series B‑3 Preferred Stock are then outstanding, each of March 31, June 30, September 30 and December 31 or, to the extent any of the foregoing is not a Business Day, the first Business Day following such date.
“Dividend Period” means, with respect to any shares of Series B-3 Preferred Stock, the period from the Applicable Issue Date of such shares of Series B-3 Preferred Stock to the first Dividend Date following such Applicable Issue Date and each quarterly period thereafter.
“IEA LLC” means Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company.
“Independent Directors” means members of the Board who are both: (a) an “Independent Director” within the meaning of NASDAQ Marketplace Rule 4200(a)(15) as in effect on the date hereof, and (b) not a designee for service on the board or affiliate of (i) Infrastructure and Energy Alternatives, LLC, (ii) Oaktree Power Opportunities Fund III Delaware, L.P., (iii) Ares Special Situations Fund IV, L.P., (iv) ASOF Holdings I, L.P., (v) any other person that holds greater than 1% of any class or series of equity securities of the Corporation or (vi) any Affiliate of any of the foregoing Persons.

“Junior Stock” means (i) the Series A Preferred Stock, (ii) the Common Stock and (iii) any other class or series of Capital Stock of the Corporation, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to any of the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Liquidation Event” means (i) effecting any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) any voluntary or involuntary filing for bankruptcy, insolvency, receivership or any similar proceedings by or against the Corporation or any of its Subsidiaries that holds, directly or indirectly, all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis, (iii) a receiver or trustee is appointed for all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis or (iv) the Corporation or any Subsidiary of the Corporation that owns all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis makes an assignment for the benefit of its creditors.
“Market Disruption Event” means any of the following events: any suspension of, or limitation imposed on, trading of the Common Stock by the Relevant Exchange during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated November 3, 2017, by and among the Corporation, IEA Energy Services LLC, a Delaware limited liability company, IEA LLC, and the other parties thereto.
“Net Cash Proceeds” means the excess of (a) the aggregate cash proceeds received by the Corporation and/or its Subsidiaries in connection with a Qualifying Equity Sale or Significant Disposition, as applicable, minus (b) the sum of (i) any out-of-pocket fees, commissions and expenses paid or payable by the Corporation and/or its Subsidiaries, (ii) any federal, state, local or other taxes paid or reasonably estimated to be payable by the Corporation, and (iii) any indebtedness which, by its terms, is required to be paid or prepaid by the Corporation or the applicable Subsidiary, and is paid or prepaid, in each case of the foregoing clauses (i) - (iii), in connection with such Qualifying Equity Sale or Significant Disposition (to the extent such amounts have not been deducted in calculating the cash proceeds received by the Corporation and/or its Subsidiaries in connection with such Significant Disposition), as applicable; provided that (i) proceeds received by a non-wholly owned Subsidiary in connection with a Qualifying Equity Sale or Significant Disposition shall constitute “Net Cash Proceeds” only to the extent that such proceeds may be distributed up to the Corporation without breaching any agreements with, or fiduciary duties owing to (upon advice of independent counsel), such Subsidiary’s minority shareholder(s) by which such Subsidiary is bound or any law to which such Subsidiary is subject and (ii) any proceeds required to be applied to a Pro Rata Series B-1 Redemption or to a Pro Rata Series B-2 Redemption pursuant to Section 7(h) shall be deducted from Net Cash Proceeds.
“Non-Payment Event” means failure of the Corporation to redeem any shares of Series B‑3 Preferred Stock as and when required in accordance with Section 7 of this Certificate of Designations, in either case which is not cured within five (5) days after written notice from Ares after such default.
“Oaktree” means Oaktree Power Opportunities Fund III Delaware, L.P, or any of its Affiliated funds, investment vehicles and/or managed accounts.
“Parity Stock” means any class or series of Capital Stock of the Corporation hereafter authorized that expressly ranks equally with the Series B‑3 Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, including the Series B‑1 Preferred Stock and the Series B-2 Preferred Stock.
“Permitted Holder” means (x) Ares and (y) Oaktree when, with respect to any transaction, is acting in a group (as defined in Section 13(d)(3) of the Exchange Act) with Ares with respect to such transaction.
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, governmental authority, trust, or other entity.
“Pro Rata Dividend Basis” means, with respect to any Series B‑3 Preferred Cash Dividend paid with respect to any Dividend Period, that (i) the ratio of (x) the per share amount of such Series B‑3 Preferred Cash Dividend to (y) the per share amount of the cash dividend to be paid on the Series B‑1 Preferred Stock plus the per share amount of the cash dividend to be paid on the Series B‑2 Preferred Stock is equal to (ii) the ratio of (x) the Cash Dividend Rate for such Dividend Period to (y) the “Cash

Dividend Rate” (as defined in the Second Amended Series B‑1 Certificate of Designations) in effect for the corresponding dividend period for the Series B‑1 Preferred Stock plus the “Cash Dividend Rate” (as defined in the Amended and Restated Series B‑2 Certificate of Designations) in effect for the corresponding dividend period for the Series B‑2 Preferred Stock.
“Pro Rata Fraction” means, (i) with respect to any Series B‑3 Redemption, a fraction, (x) the numerator of which is equal to the Stated Value of the shares of Series B‑3 Preferred Stock subject to such Series B‑3 Redemption and (y) the denominator of which is equal to the Stated Value of all outstanding shares of Series B‑3 Preferred Stock as of immediately prior to such Series B‑3 Redemption, (ii) with respect to any Series B‑2 Redemption, a fraction, (x) the numerator of which is equal to the “Stated Value” (as defined in the Amended and Restated Series B-2 Certificate of Designation) of the shares of Series B‑2 Preferred Stock subject to such Series B‑2 Redemption and (y) the denominator of which is equal to the “Stated Value” (as defined in the Amended and Restated Series B-2 Certificate of Designation) of all outstanding shares of Series B‑2 Preferred Stock as of immediately prior to such Series B‑2 Redemption and (iii) with respect to any Series B-1 Redemption, a fraction, (x) the numerator of which is equal to the “Stated Value” (as defined in the Second Amended Series B-1 Certificate of Designations) of the shares of Series B-1 Preferred Stock subject to such Series B-1 Redemption and (y) the denominator of which is equal to the “Stated Value” (as defined in the Second Amended Series B‑1 Certificate of Designations) of all outstanding shares of Series B-1 Preferred Stock as of immediately prior to such Series B-1 Redemption.
“Pro Rata Series B‑1 Redemption” means, with respect to any Series B‑2 Redemption or Series B-3 Redemption, the redemption by the Corporation, pursuant to the provision of the Second Amended Series B‑1 Certificate of Designations corresponding to the Relevant Provision, of the Pro Rata Fraction of the “Stated Value” (as defined in the Second Amended Series B‑1 Certificate of Designations) of the outstanding shares of Series B‑1 Preferred Stock.
“Pro Rata Series B‑2 Redemption” means, with respect to any Series B-1 Redemption or Series B-3 Redemption, the redemption by the Corporation, pursuant to the provision of the Certificate of Designations corresponding to the Relevant Provision, of the Pro Rata Fraction of the “Stated Value” (as defined in the Amended and Restated Series B-2 Certificate of Designations) of the outstanding shares of Series B-2 Preferred Stock.
“Pro Rata Series B‑3 Redemption” means, with respect to any Series B-1 Redemption or Series B-2 Redemption, the redemption by the Corporation, pursuant to the provision of this Certificate of Designations, of the Pro Rata Fraction of the Stated Value of the outstanding shares of Series B-3 Preferred Stock.
“Qualifying Equity Sale” means the sale by the Corporation or any of its Subsidiaries of any Capital Stock of the Corporation or such Subsidiary, including the sale of such Capital Stock upon the cash exercise of any warrants issued by the Corporation; provided that “Qualifying Equity Sale” shall not include (i) sales of any Common Stock of the Corporation or derivatives thereof (such as options) to management, consultants or directors of the Corporation or any of its Subsidiaries pursuant to a stock incentive plan approved by the Board, (ii) sales of Capital Stock to the extent the proceeds thereof are used to maintain the Corporation’s solvency (as reasonably determined by the Board as of the date of issuance) or to avoid a default under any bona-fide credit agreement to which the Corporation or any of its Subsidiaries are subject (e.g., an equity cure) with any lender, (iii) issuances of Capital Stock of the Corporation to any Person as consideration for any bona-fide acquisition by the Corporation or any of its Subsidiaries approved by the Board (including any Board member nominated by Ares) and the primary purpose of which is not to obtain financing, (iv) issuance of Capital Stock pursuant to the Tranche 2 Equity Commitment Agreement, the Series A Exchange Agreement or the Rights Offering or (v) issuance of Common Stock upon exercise of outstanding options or warrants or conversion of convertible securities.
“Relevant Exchange” has the meaning set forth in the definition of the term “Trading Day”.
“Relevant Provision” means (i) with respect to any Series B-1 Redemption, the provision of the Second Amended Series B-1 Certificate of Designations pursuant to which such Series B-1 Redemption is being made, (ii) with respect to any Series B-2 Redemption, the provision of the Amended and Restated Series B-2 Certificate of Designations pursuant to which such Series B-2 Redemption is being made and (iii) with respect to any Series B-3 Redemption, the provision of this Certificate of Designations pursuant to which such Series B-3 Redemption is being made.
“Rights Offering” has the meaning set forth in the Rights Offering Agreement.
“Rights Offering Agreement” means that certain Rights Offering Agreement, dated as of October 29, 2019, by and among the Corporation and certain Affiliates of Ares and Oaktree, pursuant to which holders of Common Stock of the Corporation (other than Oaktree, Ares and certain other holders of Common Stock of the Corporation) will have the right to purchase shares of Series B-3 Preferred Stock and warrants to purchase Common Stock in accordance with the terms set forth therein.

“Senior Stock” means any class or series of Capital Stock of the Corporation hereafter authorized which expressly ranks senior to the Series B‑3 Preferred Stock and has preference or priority over the Series B‑3 Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series A Preferred Stock” means the Series A Preferred Stock of the Corporation.
“Series A Preferred Exchange Agreement” means that certain Preferred Stock Exchange Agreement, dated October 29, 2019, by and among the Corporation, Infrastructure and Energy Alternatives, LLC and certain Affiliates of Ares and Oaktree.
“Series B Preferred Stock” means, collectively the Series B‑1 Preferred Stock of the Company, the Series B-2 Preferred Stock of the Company and the Series B-3 Preferred Stock of the Company.
“Series B‑3 Closing Date” means the date of the closing of the original issuance of Series B‑3 Preferred Stock.
“Significant Disposition” means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of any assets or businesses of the Corporation and/or its Subsidiaries outside the ordinary course of business for which the Corporation and/or its Subsidiaries receives consideration having a value in excess of $5,000,000.
“Stated Value” means, as of a particular time with respect to a share of Series B‑3 Preferred Stock, an amount equal to the sum of (i) $1,000, as equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B‑3 Preferred Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction with respect to the Series B‑3 Preferred Stock after the date of issuance of such share of Series B‑3 Preferred Stock, plus (ii) the amount of accumulated but unpaid dividends compounded and accumulated on such share as a result of Series B‑3 Preferred Dividends pursuant to Section 4(a).
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Total Net Leverage Ratio” means, with respect to any Dividend Period, the “Total Net Leverage Ratio” (as defined under the Credit Agreement as in effect on the first Applicable Issue Date), calculated as of the date of the most recently provided Compliance Certificate (as defined in the Credit Agreement as in effect on the first Applicable Issue Date) as of the beginning of such Dividend Period.
“Trading Day” means a day (i) during which trading in the Common Stock generally occurs on The Nasdaq Stock Market or, if the Common Stock is not listed on The Nasdaq Stock Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading (the “Relevant Exchange”) and (ii) on which there has not occurred a Market Disruption Event. If the Common Stock is not so listed or traded, Trading Day means a Business Day.
“Tranche 1 Equity Commitment Agreement” means that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of August 13, 2019, as may be amended, restated, supplemented or otherwise modified from time to time.
“Tranche 2 Equity Commitment Agreement” means that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of 29, 2019, as may be amended, restated, supplemented or otherwise modified from time to time.
“VWAP” means for any security as of any Trading Day, the per share volume-weighted average price for such security as displayed under the heading “Bloomberg VWAP” on Bloomberg page Ticker <IEA> VWAP (or its equivalent successor if such page is not available) in respect of the period from 9:30:01 a.m. to 4:00:00 p.m., New York City time, on such Trading Day or, if no weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the principal market maker for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for a security on a particular date on any of the foregoing bases, the “VWAP” of such security on such date shall be the fair market value as mutually determined by the Corporation and holders of a majority of the issued and outstanding shares of Series B-3 Preferred Stock. All such determinations are to be equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B-3 Preferred Stock or Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction during the applicable calculation period.
“Warrants” means warrants to purchase shares of Common Stock, at an exercise price of $0.0001 per share, issued pursuant to either (i) that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of May 14, 2019 (as may be amended, restated, supplemented or otherwise modified from time to time), (ii) the Tranche 1 Equity Commitment Agreement, (iii) the Tranche 2 Equity Commitment Agreement, (iv) the Series A Preferred Exchange Agreement, or (iv) the Rights Offering.
Section 4.Dividends.

(a)Accumulation and Payment of Dividends. No dividends shall be paid on any shares of Series B‑3 Preferred Stock unless as, if and when declared by the Board. Except as set forth below, commencing from and after the Applicable Issue Date, dividends will accumulate for each Dividend Period with respect to each share, or fraction of a share, of Series B‑3 Preferred Stock at the Accumulated Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will increase the Stated Value of such share of Series B‑3 Preferred Stock on and effective as of the applicable Dividend Date without any further action by the Board (the “Series B‑3 Preferred Accumulated Dividend”); provided, that, to the extent not prohibited by applicable law, and only as, if and when declared by the Board, dividends will be declared and paid in cash with respect to each share, or fraction of a share, of Series B‑3 Preferred Stock at the Cash Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will be payable in cash quarterly in arrears on the applicable Dividend Date (the “Series B‑3 Preferred Cash Dividend” and together with the Series B‑3 Preferred Accumulated Dividend, the “Series B‑3 Preferred Dividend”). Other than as permitted pursuant to Section 4(d), any Series B‑3 Preferred Cash Dividend shall be paid prior and in preference to dividends or distributions on shares of Common Stock and any shares of other Junior Stock, pari passu with and on a Pro Rata Dividend Basis with any shares of Series B‑1 Preferred Stock and Series B-2 Preferred Stock and pari passu with any shares of any other Parity Stock (to the extent such Parity Stock is such because it ranks on a par with the Series B‑3 Preferred Stock as to dividends). For the avoidance of doubt, (x) commencing on the Applicable Issue Date, the applicable Series B‑3 Preferred Dividend shall accumulate daily on the basis of a 360-day year consisting of twelve 30-day periods on the Stated Value of each share of Series B‑3 Preferred Stock (as such Stated Value may be increased by any Series B‑3 Preferred Accumulated Dividends pursuant to this Section 4(a)) and (y) the amount of Series B‑3 Preferred Dividends accumulated on the Series B‑3 Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of the actual number of days elapsed during the period over a 360-day year.

(b)Distribution of Partial Dividend Payments. For so long as any share of Series B‑3 Preferred Stock remains outstanding, if Series B‑3 Preferred Cash Dividends are not declared and paid in full upon the shares of Series B‑3 Preferred Stock and any Parity Stock with the same dividend payment date or with a dividend payment date which arises during the dividend period ending on a Dividend Date, all Series B‑3 Preferred Cash Dividends declared upon shares of Series B‑3 Preferred Stock and any such Parity Stock will be declared (x) on a Pro Rata Dividend Basis with any shares of Series B‑1 Preferred Stock and Series B-2 Preferred Stock, and (y) on a proportional basis with respect to any other Parity Stock, with the effect that the amount of dividends declared per share will be declared and paid among them in the same ratio as the amount of all accumulated but unpaid dividends as of the Dividend Date for the applicable dividend period per share of Series B‑3 Preferred Stock is to the amount of all accumulated accrued and unpaid dividends as of the end of the applicable dividend period per share of any such other Parity Stock.

(c)Dividends After Redemption. Notwithstanding anything to the contrary in this Section 4, no share of Series B‑3 Preferred Stock shall accrue any dividends after the date on which (i) such share has been redeemed or purchased by the Corporation in accordance with the terms hereof or (ii) the Corporation has validly sought to redeem or purchase such share in accordance with Section 7 but has been unable to do so because of the failure of the holder thereof to return the certificate representing such share, so long as the Corporation has set aside funds for such redemption or payment in accordance with Section 7(f). For each share of Series B‑3 Preferred Stock, the date that is the earliest of the dates specified in clauses (i) and (ii) of this Section 4(c) is referred to herein as such share’s “Dividend Cessation Date.”

(d)Restrictions. Until the Dividend Cessation Date of all shares of Series B‑3 Preferred Stock, neither the Corporation nor any of its Subsidiaries shall declare, pay or set aside any dividends on shares of any other class or series of Capital Stock of the Corporation or any of its Subsidiaries, other than (i) dividends payable on (A) Senior Stock, (B) Series B‑1 Preferred Stock in compliance herewith and with the Second Amended Series B‑1 Certificate of Designations and Series B‑2 Preferred Stock in compliance herewith and with the Amended and Restated Series B‑2 Certificate of Designations, (C) other Parity Stock in compliance, to the extent applicable, with the provisions of Section 4(a) and Section 4(b) and (D) Junior Stock payable solely in the form of additional shares of Junior Stock and (ii) dividends or distributions by a Subsidiary; provided that the Corporation may pay cash dividends on the Series A Preferred Stock (“Class A Cash Dividends”) if the terms of the Second Amended Series B‑1

Certificate of Designations and the Amended and Restated Series B-2 Certificate of Designations do not otherwise prohibit the payment of Class A Cash Dividends and either (x) no Series B‑3 Preferred Accumulated Dividends have accumulated on any shares of Series B‑3 Preferred Stock prior to or on the date such dividend is paid on the Series A Preferred Stock or (y) as of the date such dividend is paid on the Series A Preferred Stock, the Corporation has redeemed, in accordance with Section 7, shares of Series B‑3 Preferred Stock having a Stated Value that has been increased as a result of all Series B‑3 Preferred Accumulated Dividends that have accumulated since the Applicable Issue Date in respect of shares of Series B‑3 Preferred Stock outstanding as of such date and the Corporation has paid a Series B‑3 Preferred Cash Dividend for such Dividend Period with respect to any shares of Series B‑3 Preferred Stock that remain outstanding. Until the Dividend Cessation Date of all Series B‑3 Preferred Stock, neither the Corporation nor any of its Subsidiaries shall redeem, purchase or otherwise acquire directly or indirectly any (x) Junior Stock, other than repurchases of Common Stock of departing directors and officers of the Corporation and other than as set forth in the Series A Preferred Exchange Agreement or (y) Parity Stock, other than in compliance, to the extent applicable, with the provisions of Section 7(d), and other than Series B‑1 Preferred Stock redeemed in compliance with the Second Amended Series B‑1 Certificate of Designations and this Certificate of Designations and Series B‑2 Preferred Stock redeemed in compliance with the Amended and Restated Series B‑2 Certificate of Designations and this Certificate of Designations.

(e)Tax Treatment of Series B‑3 Preferred Accumulated Dividend. The Corporation shall not report any accumulation of a Series B‑3 Preferred Accumulated Dividend pursuant to Section 4(a) as a distribution or dividend for U.S. federal income tax purposes as long as there is “substantial authority” for this treatment as defined in Treasury Regulations Section 1.6662-4(d)(2).

(f)Record Date. The Board may fix a record date for the determination of holders of shares of the Series B‑3 Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than ten days prior to the date fixed for the payment thereof.

(g)Credit Agreement. The Corporation shall not amend the Credit Agreement so as to further restrict the payment of cash dividends on the Series B-3 Preferred Stock or incur any new agreement with respect to indebtedness further restricting the payment of cash dividends on the Series B-3 Preferred Stock beyond those contained in the Credit Agreement without the consent of a majority of the Independent Directors.

(h)Books and Records. The Corporation shall record and retain books and records in respect of the holders of the Series B-3 Preferred Stock and to appropriately track the Applicable Issue Date of issued shares of Series B-3 Preferred Stock.

Section 5.Liquidation Event.

(a)Distributions. Subject to the rights of the holders of any Senior Stock or Parity Stock in connection therewith, upon any Liquidation Event, each holder of Series B‑3 Preferred Stock shall be entitled to be paid, out of the assets of the Corporation legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock in connection with such Liquidation Event, an amount per share of Series B‑3 Preferred Stock held by such holder equal to the sum of (i) the Stated Value plus (ii) all accumulated and unpaid dividends, if any, with respect to such share calculated through the day prior to such payment. Other than as expressly set forth in the immediately foregoing sentence, upon receipt of the aggregate amount owed to such holder upon a Liquidation Event (as determined in accordance with the immediately foregoing sentence), no holder of Series B‑3 Preferred Stock, in its capacity as such, shall be entitled to any further payments upon the occurrence of any Liquidation Event. All shares of Series B‑3 Preferred Stock which have received the full amount to which they are entitled under this Certificate of Designations upon the occurrence of a Liquidation Event or for which the full amount to which they are entitled has been made available by the Corporation in accordance with Section 7(f) shall, automatically and without further action on the part of the Corporation or any holder thereof, be cancelled effective upon receipt or the making available by the Corporation of such amount in accordance with Section 7(f); provided that such cancellation shall not impair the right of a holder of such shares of Series B‑3 Preferred Stock to subsequently receive the amount that has been made available.

(b)Partial Distributions. If, upon any such Liquidation Event, the assets of the Corporation to be distributed in respect of the Series B‑3 Preferred Stock and any Parity Stock are insufficient to permit payment in respect thereof of the aggregate amount to which they are entitled under this Certificate of Designations upon such Liquidation Event, then the entire assets available to be distributed to the holders of Series B‑3 Preferred Stock and the Parity Stock shall be distributed pro rata among such holders of Series B‑3 Preferred Stock and Parity Stock based upon the aggregate amounts to which they would otherwise be entitled upon such Liquidation Event with respect to such Series B‑3 Preferred Stock or Parity Stock, as applicable.

(c)Notice of Liquidation Event. The Corporation shall provide written notice to Ares and each holder of Series B‑3 Preferred Stock at least 10 days prior to the consummation of a Liquidation Event.

Section 6.Voting Rights.

(a)Voting Rights Generally. Other than any voting rights provided by applicable law or as expressly provided by this Certificate of Designations, the holders of the Series B‑3 Preferred Stock (in their capacities as such) shall not have voting rights of shareholders under this Certificate of Designations, the Certificate of Incorporation, the Bylaws and the Securities Act of 1933, as amended, on account of the shares of Series B‑3 Preferred Stock from time to time held by such holders.

(b)Consent Rights. Notwithstanding the foregoing, until the Dividend Cessation Date of all Series B‑3 Preferred Stock, the Corporation shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation, amendment of this Certificate of Designations or otherwise), without the prior written approval of Ares:

(i)create, or authorize the creation of, or issue or obligate itself to issue any shares of, (A) Senior Stock, (B) other than pursuant to the Series A Exchange Agreement or the Rights Offering, Parity Stock (including any Series B‑1 Preferred Stock, Series B‑2 Preferred Stock or Series B-3 Preferred Stock), (C) any Capital Stock that votes as a single class with the Series B‑1 Preferred Stock, Series B‑2 Preferred Stock or Series B-3 Preferred Stock on any of the matters which require the consent of the holders of a majority of the Series B‑3 Preferred Stock pursuant to this Section 6, or (D) any Capital Stock of a Subsidiary of the Corporation, other than issuances by a wholly owned Subsidiary of the Corporation to the Corporation;

(ii)reclassify, alter or amend any Capital Stock of the Corporation or its Subsidiaries if such reclassification, alteration or amendment would render such other Capital Stock senior to or pari passu with the Series B‑1 Preferred Stock, the Series B‑2 Preferred Stock or the Series B-3 Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends;

(iii)enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with any other Person pursuant to which the Corporation or such Subsidiary would not be the surviving entity in such transaction, if as a result of such transaction, any capital stock or equity or equity-linked securities of such Person would rank senior to or pari passu with the Series B‑1 Preferred Stock, the Series B‑2 Preferred Stock or the Series B-3 Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the surviving entity or such Subsidiary;

(iv)assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any indebtedness for borrowed money (specifically excluding letters of credit, performance or payment bonds, and capitalized lease obligations) if, after taking into account such assumption, incurrence or guarantee of such indebtedness for borrowed money, the aggregate outstanding amount of such indebtedness for borrowed money of the Corporation and its Subsidiaries would exceed $5,000,000 on a consolidated basis, other than any indebtedness for borrowed money under the Credit Agreement (or any refinancing thereof) in a principal amount not to exceed the Debt Limit;

(v)authorize or consummate any Change of Control or Liquidation Event unless on or prior to the consummation of such Change of Control or Liquidation Event, all shares of Series B‑1 Preferred Stock, Series B‑2 Preferred Stock and Series B-3 Preferred Stock will be redeemed, paid or purchased in full at the price specified in this Certificate of Designations, the Amended and Restated Series B-2 Certificate of Designations or the Second Amended Series B‑1 Certificate of Designations, as applicable;

(vi)alter, amend, supplement, restate, waive or otherwise modify any provision of this Certificate of Designations or any other governing document of the Corporation (including the Certificate of Incorporation, Bylaws and any other Certificate of Designations) in a manner that would reasonably be expected to be materially adverse to the rights or obligations of the holders of the Series B‑3 Preferred Stock; provided that any amendments that are either (i) adversely disproportionate to holders of the Series B‑3 Preferred Stock as compared to other holders of the Series B‑3 Preferred Stock or holders of Series B‑1 Preferred Stock or holders of Series B-2 Preferred Stock or (ii) adversely affect the definition of Cash Dividend Rate or Accumulated Dividend Rate or the redemption required by Section 7(a)(ii) shall require the prior written approval of each adversely affected holder of Series B‑3 Preferred Stock;

(vii)alter, amend, supplement, restate, waive or otherwise modify or enter into any governing document of the Corporation or any other document to which the Corporation is or will be party or by which it or any of its property is or will be bound in a manner that is reasonably expected to be adverse to the rights of the holders of the Series B‑1 Preferred Stock or the holders of the Series B‑2 Preferred Stock to appoint a Series B Director as set forth in Section 14;

(viii)at any time when the Corporation is prohibited from making Class A Cash Dividends pursuant to Section 4(d), utilize the restricted payment basket set forth in Section 8.05(l) of the Credit Agreement for any purpose other than

(A) making a Series B‑3 Preferred Cash Dividend or redeeming, repurchasing or otherwise retiring Series B‑3 Preferred Stock, (B) making cash dividend payments on Series B‑1 Preferred Stock or redeeming, repurchasing or otherwise retiring Series B‑1 Preferred Stock, in accordance with the Second Amended Series B‑1 Certificate of Designations, and (C) making cash dividend payments on Series B‑2 Preferred Stock or redeeming, repurchasing or otherwise retiring Series B‑2 Preferred Stock, in accordance with the Amended and Restated Series B‑2 Certificate of Designations, provided that, in the case of each of clauses (A), (B) and (C), (x) any dividends paid in respect of each share of Series B‑1 Preferred Stock, Series B‑2 Preferred Stock and Series B-3 Preferred Stock shall be made on a Pro Rata Dividend Basis and (y) any redemptions, repurchases or other retirements of shares of Series B‑1 Preferred Stock, Series B‑2 Preferred Stock or Series B-3 Preferred Stock shall comply with Section 7(h);

(ix)enter into any amendment to the Credit Agreement (including an amendment and restatement or refinancing) that materially and adversely affects the ability of the Corporation to make cash dividend payments, liquidation payments or redemption payments compared to the Credit Agreement in effect on the Closing Date;

(x)increase the size of the Board;

(xi)conduct any business or enter into or conduct any transaction or series of transactions with, or for the benefit of, any Affiliate of the Corporation (other than transactions with or among wholly-owned Subsidiaries of the Corporation) other than (A) compensation of members of the Board and officers, in their capacity as such, as approved by the Board, (B) payments of dividends on and redemption or repurchase of Series A Preferred Stock or Series B Preferred Stock, (C) actions taken pursuant to any agreement with an Affiliate in effect as of the Applicable Issue Date or (D) transactions with portfolio companies of Affiliates of the Corporation, including portfolio companies or Subsidiaries of any parent company of any Affiliate (including, with respect to Oaktree, Brookfield Asset Management, Inc.), in the ordinary course of business on arms-length terms; or

(xii)enter into any transaction, contract, agreement or series of related transactions, contracts or agreements with respect to the provision of services to customers involving aggregate consideration in excess of $175,000,000 in the case of the Issuer’s operations involved in the provision of rail infrastructure services or in case of other operations, in excess of $125,000,000.

(c)SAIIA Consent Rights. Notwithstanding the foregoing, until the Dividend Cessation Date of all Series B 3 Preferred Stock, the Corporation shall not, and shall cause its Subsidiaries (other than SAIIA Holdings, LLC (“SAIIA”) and Subsidiaries of SAIIA as of the date hereof) not to, directly or indirectly (whether by merger, consolidation, amendment of this Certificate of Designations or otherwise), without the prior written approval of Ares:

(i)enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with SAIIA or any of its Subsidiaries;

(ii)assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any Indebtedness (as defined in the Credit Agreement as in effect on the Closing Date) or other obligations or liabilities of (including the assumption of any joint and several liabilities), by, or for the benefit of SAIIA or any of its Subsidiaries, other than Permitted Investments;

(iii)create, incur, assume or permit to exist any lien upon or with respect to any property or assets (whether now owned or hereafter acquired) for the benefit of SAIIA or any of its Subsidiaries or securing any obligations of SAIIA or any of its Subsidiaries, other than Permitted Investments;

(iv)consummate any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions), including any disposition by means of a merger, consolidation or similar transaction, of any shares of Capital Stock of a Subsidiary or any other assets of the Corporation or any Subsidiary to SAIIA or any of its Subsidiaries, other than Permitted Investments; or

(v)make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, SAIIA or any of its Subsidiaries (collectively, the “Investments”), except (x) in connection with intercompany services in the ordinary course of business and consistent with past practice as of the date of this Certificate of Designations, including services in connection with payroll, cash management, cash pooling, tax management and working capital management, (y) Investments and any other transaction described in Sections Section 6(c)(ii), (iii) or (iv) that in the aggregate do not to exceed in any fiscal year, $10,000,000 plus the actual cash dividends or other distributions in respect of capital stock received by the Corporation and its Subsidiaries (other than SAIIA and its Subsidiaries) from SAIAA and its Subsidiaries and (z) joint and several obligations of SAIIA and its Subsidiaries with the Corporation and its Subsidiaries with respect to (A) the Credit Agreement (including any refinancing thereof in compliance with

Section 6(b)(iv)) and (B) surety bonds, in each case other than in connection with indebtedness, letters or credit, or surety bonds incurred for the benefit of SAIIA and its Subsidiaries subsequent to the date of this Agreement (collectively, “Permitted Investments”).

(d)Ares shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the holders of Series B Preferred Stock whatsoever with respect to its actions, decisions and determinations pursuant to Section 6(b) and 6(c).

(e)“As If Converted” Voting. From and after such time as the Conversion Conditions are satisfied, on each matter submitted to a vote of the stockholders of the Corporation other than the election of directors, the shares of Series B Preferred Stock shall vote with the Common Stock as a single class. Each share of Series B-3 Preferred Stock shall have a number of votes equal to the number of shares of Common Stock that such share of Series B-3 Preferred Stock would have been converted into pursuant to Section 12(c) hereof as of the record date for the applicable vote of stockholders (without giving effect to the Conversion Floor (as hereinafter defined)), with such record date being deemed for purposes of this Section 6(e) to be the Conversion Date under Section 12(c); provided, that, for so long as the Company is subject to the NASDAQ Marketplace Rules, for purposes of any shareholder approvals required pursuant to Nasdaq Marketplace Rule 5635(a), (b), (c) and (d) as in effect on the date hereof, each share of Series B-3 Preferred Stock shall have a number of votes determined by dividing (i) the Stated Value plus, without duplication, accrued and unpaid dividends as of the record date for the applicable vote of stockholders by (ii) the greater of (a) the VWAP per share of Common Stock for the 30 consecutive Trading Days ending on the Trading Day immediately prior to the record date for the applicable vote of stockholders and (b) $2.83 (equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B-3 Preferred Stock or Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction).

Section 7.Redemption Rights.

(a)Redemption Events.

(i)The Corporation may, at any time and from time to time, redeem all or any portion of the shares of Series B‑3 Preferred Stock then outstanding at the Optional Redemption Price per share; provided, that any such redemption shall be on a pro rata basis among the holders of Series B‑3 Preferred Stock in accordance with the number of shares of Series B‑3 Preferred Stock then held by such holders.

(ii)On February 15, 2025 (the “Mandatory Redemption Date”), the Corporation shall redeem all shares of Series B‑3 Preferred Stock then outstanding at the Mandatory Redemption Price per share. There shall be no premium or penalty payable in connection with any such mandatory redemption.

(iii)Concurrently with and as a condition to the consummation of a Change of Control, subject to the prior repayment in full of the obligations under the Credit Agreement as required pursuant to the terms thereof, the Corporation shall repurchase all Series B‑3 Preferred Stock then outstanding at the Optional Redemption Price per share.

(iv)In the event of a Qualifying Equity Sale, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Qualifying Equity Sale), use all of the Net Cash Proceeds from such Qualifying Equity Sale to redeem the maximum number of shares of Series B‑3 Preferred Stock that are redeemable from such Net Cash Proceeds from such Qualifying Equity Sale at the Optional Redemption Price per share; provided that any such redemption shall be on a pro rata basis among the holders of Series B‑3 Preferred Stock in accordance with the number of shares of Series B‑3 Preferred Stock then held by such holders; provided, further, that the Corporation shall not be required to effect any redemption pursuant to this clause (iv) unless such redemption is not prohibited by the Credit Agreement (or any credit facility that refinances or replaces the Credit Agreement so long as any such credit facility that refinances or replaces the Credit Agreement or any amendment of the Credit Agreement after the date hereof is not more restrictive than the Credit Agreement as in effect on the Closing Date with respect to such redemptions).

(v)In the event of a Significant Disposition, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Significant Disposition), use all of the Net Cash Proceeds from such Significant Disposition to redeem the maximum number of shares of Series B‑3 Preferred Stock that are redeemable from such Net Cash Proceeds from such Significant Disposition at the Optional Redemption Price per share; provided that (x) any such redemption shall be on a pro rata basis among the holders of Series B‑3 Preferred Stock in accordance with the number of shares of Series B‑3 Preferred Stock then held by such holders and (y) if any portion of the consideration from such Significant Disposition is not in the form of cash consideration, then for purposes of this clause (v) any such non-cash consideration shall be included in the calculation of Net Cash Proceeds as and when converted to cash; provided, further, that the Corporation shall not be required to effect any redemption pursuant to this clause (v) unless such redemption is not prohibited by the Credit Agreement (or any credit facility that refinances or replaces the Credit Agreement so long as any such credit facility that refinances or replaces the Credit Agreement or any amendment of the Credit Agreement after the date hereof is not more restrictive than the Credit Agreement as in effect on the Closing Date with respect to such redemptions).

For the avoidance of doubt, all redemptions under this Section 7(a) shall be subject to compliance with Section 7(h).
(b)Redemption Price. The “Optional Redemption Price” shall be a price per share of Series B‑3 Preferred Stock in cash equal to the greater of (i) the Stated Value thereof plus all accumulated and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption and (ii) $1,500, plus all accumulated and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption, minus the amount of any Series B‑3 Preferred Cash Dividends actually paid on such share of Series B‑3 Preferred Stock since the Applicable Issue Date.

The “Mandatory Redemption Price” shall be a price per share of Series B‑3 Preferred Stock in cash equal to the Stated Value thereof plus all accumulated and unpaid dividends thereon calculated through the day prior to such redemption.
To the fullest extent permitted by law, if the Corporation pays or makes available in accordance with Section 7(f) to the holder of a share of Series B‑3 Preferred Stock the Optional Redemption Price or Mandatory Redemption Price, as applicable, in respect of such share of Series B‑3 Preferred Stock when and as required, such share of Series B‑3 Preferred Stock shall be cancelled notwithstanding failure of the holder thereof to return the certificate representing such share; provided that such cancellation shall not impair the right of the holder of such share to subsequently receive the amount that has been made available.
(c)Notice of Redemption. Except as otherwise provided herein, the Corporation shall provide written notice (a “Redemption Notice”) to each record holder of Series B‑3 Preferred Stock of any redemption not more than 60 nor less than 10 days prior to the date on which such redemption is to be made. Such notice shall set forth in reasonable detail the date on which such redemption is to be made (the “Redemption Date”) and a calculation specifying the amount owed to such holder by the Corporation in respect of each share of Series B‑3 Preferred Stock held by such holder as of the Redemption Date. To the extent that any redemption is being made in connection with the occurrence of one or more events, the Corporation may make the redemption contingent upon consummation of such event.

(d)Redemptions of Less than All Shares. If the Corporation is redeeming less than all of the shares of Series B‑3 Preferred Stock then outstanding, except as otherwise expressly set forth in Section 7(h), the Corporation shall redeem such number of shares of Series B‑3 Preferred Stock and each class or series of Parity Stock required to be redeemed, if any, such that the amount payable to each holder of Series B‑3 Preferred Stock and Parity Stock in respect of such shares of Series B‑3 Preferred Stock and/or Parity Stock, as the case may be, upon a Liquidation Event immediately after consummation of such redemption bears, as nearly as practicable, the same proportion to the total amount payable to holders of Series B‑3 Preferred Stock and Parity Stock upon a Liquidation Event in respect of such shares immediately prior to consummation of such redemption. In the event that, for any holder of Series B‑3 Preferred Stock, fewer than the total number of shares of Series B-3 Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series B‑3 Preferred Stock shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed shares of Series B‑3 Preferred Stock.

(e)Other Redemptions or Acquisitions. Nothing herein shall be deemed to limit the right of the Corporation to purchase such Series B‑3 Preferred Stock from time to time.

(f)Effectiveness of Redemption. If a Redemption Notice has been duly given and if, on or before the Redemption Date specified in the Redemption Notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust or escrow for the pro rata benefit of the holders of shares of Series B‑3 Preferred Stock called for redemption, so as to be and continue to be available therefor (subject to applicable escheat laws), or deposited by the Corporation with a bank or trust company in trust or escrow for the pro rata benefit of the holders of the shares of Series B‑3 Preferred Stock called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, all shares of Series B‑3 Preferred Stock so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate without further liability to, or obligation of, the Corporation, except only the right of the holders thereof to receive the Optional Redemption Price or Mandatory Redemption Price, as applicable, without interest.

(g)Tax Treatment of Redemption.

(i)The Corporation and the applicable holder of any shares of Series B‑3 Preferred Stock being redeemed pursuant to this Section 7 shall use commercially reasonable efforts to structure any redemption of Series B‑3 Preferred Stock as a distribution received in full payment in exchange of such Series B‑3 Preferred Stock under Section 302(a) of the Code.

(ii)The Corporation shall not declare any accumulated but unpaid dividends on the Series B‑3 Preferred Stock in connection with any redemption of shares of the Series B‑3 Preferred Stock pursuant to this Section 7.

(iii)The Corporation shall report the redemption of any shares of Series B‑3 Preferred Stock as a sale or exchange and not as a dividend for U.S. federal income tax purposes as long as there is “substantial authority” for this reporting as defined in Treasury Regulations Section 1.6662-4(d)(2).

(h)Pro Rata Series B‑1 Redemptions, Pro Rata Series B-2 Redemptions and Pro Rata Series B-3 Redemptions. Notwithstanding anything to the contrary in this Certificate of Designations, in the Second Amended Series B‑1 Certificate of Designations or in the Amended and Restated Series B-2 Certificate of Designations, except for redemptions made pursuant to this Section 7(h) or the corresponding provisions of the Second Amended Series B-1 Certificate of Designations or the Amended and Restated Series B-2 Certificate of Designations, (i) the Corporation shall effect all redemptions, repurchases or other retirements of Series B‑3 Preferred Stock (each, a “Series B‑3 Redemption”) on a Pro Rata Series B‑2 Redemption basis and on a Pro Rata Series B‑1 Redemption basis, completed substantially concurrently with the Series B‑2 Redemption and Series B-1 Redemption (ii) the Corporation shall effect all redemptions, repurchases or other retirements of Series B-1 Preferred Stock (each, a “Series B-1 Redemption”) on a Pro Rata Series B‑2 Redemption basis and on a Pro Rata Series B‑3 Redemption basis, completed substantially concurrently with the Series B-2 Redemption and Series B-3 Redemption and (iii) the Corporation shall effect all redemptions, repurchases or other retirements of Series B-2 Preferred Stock (each, a “Series B-2 Redemption”) on a Pro Rata Series B-1 Redemption basis and on a Pro Rata Series B-3 Redemption basis, completed substantially concurrently with Series B-1 Redemption and Series B-3 Redemption. For the avoidance of doubt, any redemptions pursuant to this Section 7(h) shall be made in the same proportions of the outstanding “Stated Value” (as defined in the Second Amended Series B-1 Certificate of Designation) of Series B-1 Preferred Stock, the outstanding “Stated Value” (as defined in the Amended and Restated Series B-2 Certificate of Designation) of Series B-2 Preferred Stock and the outstanding Stated Value of Series B-3 Preferred Stock in accordance herewith.

Section 8.Mandatory Redemption Failure. If the Corporation has not redeemed all shares of Series B-3 Preferred Stock then outstanding in accordance with Section 7 of this Certificate of Designations within sixty (60) days following the Mandatory Redemption Date, then during the period from the sixtieth (60) day following the Mandatory Redemption Date until the date upon which all shares of Series B-3 Preferred Stock then outstanding are redeemed in full in accordance with Section 7 of this Certificate of Designations, the following provisions shall apply:

(a)to the fullest extent permitted by applicable law, the Board shall owe a fiduciary duty to all holders of Series B Preferred Stock and accordingly, shall owe the same fiduciary duties to holders of Series B Preferred Stock and the holders of the Common Stock as if the Series B Preferred Stock and the Common Stock comprise a single class of common stock of the Corporation;

(b)the size of the Board shall be increased such that holders of Series B Preferred Stock shall, so long as any shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock or Series B-3 Preferred Stock remain outstanding, at all times have the right to designate and appoint (and the corresponding right to remove and fill vacancies respecting) a majority of the members of the Board (including any committees thereof) acting by a vote of a majority of shares of the Series B-l Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock voting together as a class; provided that, for so long as the Company is subject to the NASDAQ Marketplace Rules, the holders of Series B Preferred Stock shall only have such rights if on an as-converted basis calculated in accordance with Section 12(c) of the Series B Certificates (without giving effect to the Conversion Floor), the holders of Series B Preferred Stock and their Affiliates “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) greater than 50% of the voting power of the Common Stock and the Series B Preferred Stock voting as a single class; and

(c)the Accumulated Dividend Rate and the Cash Dividend Rate shall each be increased to a rate of 25% per annum on the Series B-3 Preferred Stock until the redemption in full of all of the Series B-3 Preferred Stock in accordance with the terms of this Certificate of Designations, and the corresponding definitions of “Accumulated Dividend Rate” and the “Cash Dividend Rate” of the Second Amended Series B-1 Certificate of Designations and the Amended and Restated Series B-2 Certificate of Designations shall each be increased to a rate of 25% per annum on the Series B-1 Preferred Stock and the Series B-2 Preferred Stock until the redemption in full of all of the Series B-1 Preferred Stock and Series B-2 Preferred Stock in accordance with the terms of Second Amended Series B-1 Certificate of Designations and the Amended and Restated Series B-2 Certificate of Designations, respectively.

Section 9.Status of Redeemed or Otherwise Reacquired Shares. Shares of Series B‑3 Preferred Stock redeemed, converted or otherwise purchased or acquired by the Corporation, in accordance with this Certificate of Designations, shall be canceled and retired and shall not be reissued, sold or transferred, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to retire such shares and reduce the authorized number of shares of Series B‑3 Preferred Stock accordingly.

Section 10.Preemptive Rights. Holders of Series B‑3 Preferred Stock, in their capacities as such, shall not have any preemptive rights.

Section 11.Transfers. Notwithstanding anything to the contrary in this Certificate of Designations, a holder of Series B‑3 Preferred Stock may transfer all or any portion of shares of such Series B‑3 Preferred Stock to any Person who is not, at the time of such transfer, a Competitor. For the avoidance of doubt, the restrictions, conditions, and obligations contained in this Certificate of Designations to which such holder of Series B‑3 Preferred Stock is subject shall continue to be applicable to and binding upon the transferee(s) of such Series B‑3 Preferred Stock and the transferee(s) of such Series B‑3 Preferred Stock shall have agreed in writing to be bound by the provisions of this Certificate of Designations.

Section 12.Conversion.

(a)Conditions to Convertibility. The right of holders of Series B Preferred Stock to convert shares of Series B Preferred Stock into Common Stock as provided in Section 12(b) and the obligation of the Corporation to issue any shares of Common Stock upon conversion of any shares of Series B Preferred Stock, shall be subject to the satisfaction of the following conditions (the “Conversion Conditions”): Both (x) the holders of the Corporation’s capital stock entitled to vote on such matters shall have approved the issuance of the Common Stock upon conversion of the Series B Preferred Stock in compliance with Nasdaq Marketplace Rule 5635, and (y) at least sixty days shall have elapsed following the Mandatory Redemption Date.

(b)Conversion. Following the satisfaction of the Conversion Conditions, the holders of a majority of the outstanding Series B Preferred Stock may elect, by written notice to the Corporation to cause the Corporation to convert on the date specified in such notice (the “Conversion Date”), without the payment of additional consideration by any holder of Series B Preferred Stock, all or any portion of the issued and outstanding shares of Series B Preferred Stock into a number of shares of Common Stock determined in accordance with Section 12(c) on the terms described below and in the corresponding sections of the Second Amended Series B-1 Certificate of Designations and the Amended and Restated Series B-2 Certificate of Designations. Notwithstanding any other provision hereof, if a conversion of Series B Preferred Stock pursuant to this Section 12(b) is to be made in connection with a transaction involving the Corporation, the conversion of the Series B Preferred Stock may, at the election of the holders of a majority of the outstanding Series B Preferred Stock, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. Each holder of Series B Preferred Stock shall do each of the following in order to receive shares of Common Stock issuable upon conversion of such holder’s shares of Series B Preferred Stock (the “Surrender Requirements”): (i) complete the conversion notice provided by the Conversion Agent, and deliver an executed copy of such notice to the Conversion Agent; (ii) deliver a certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Conversion Agent, or, if such certificates have been lost, mutilated or destroyed, an affidavit of loss; (iii) if reasonably required by the Conversion Agent, furnish appropriate endorsements and transfer documents; and (iv) if required, pay any stock transfer, documentary, stamp or similar taxes. The Conversion Agent shall, on behalf of all holders of Series B Preferred Stock, convert the Series B Preferred Stock into shares of Common Stock in accordance with this Certificate of Designations. On the Conversion Date, the shares of Series B Preferred Stock so converted will be canceled and will cease to be issued and outstanding (and all rights of the holder of such Series B Preferred Stock (in its capacity as such and only with respect to the shares of Series B Preferred Stock so converted) shall terminate without further liability to, or obligation of, the Corporation effective as of the Conversion Date) and the Common Stock issued upon such conversion in respect thereof shall be issued and outstanding (and no holder of shares of Series B Preferred Stock to be converted shall have any rights prior to the Conversion Date in respect of such Common Stock issued upon conversion). Notwithstanding the foregoing, any conversion of Series B Preferred Stock pursuant to this Section 12 and the corresponding Section 12 shall be on a pro rata basis with all shares of Series B Preferred Stock in proportion to the Stated Value of all Series B Preferred Stock and on a pro rata basis among the holders of Series B Preferred Stock in accordance with the number of shares of Series B Preferred Stock then held by such holders.

(c)Effect of Conversion. Subject to compliance by a holder of Series B Preferred Stock with the Surrender Requirements, the Corporation shall issue to such holder in respect of each share of Series B Preferred Stock a number of shares of Common Stock determined by dividing (i) the Stated Value plus, without duplication, accrued and unpaid dividends as of the

Conversion Date for the share(s) of Series B Preferred Stock to be converted by (ii) the VWAP per share of Common Stock for the 30 consecutive Trading Days ending on the Trading Day immediately prior to the Conversion Date; provided, that, for so long as the Company is subject to the NASDAQ Marketplace Rules, clause (ii) shall equal the greater of (a) the VWAP per share of Common Stock for the 30 consecutive Trading Days ending on the Trading Day immediately prior to the Conversion Date and (b) $0.28 (equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B-3 Preferred Stock or Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction) (such amount in this clause (b) as so adjusted, the “Conversion Floor”).

(d)Obligations of Corporation on Conversion. As promptly as practicable (but in any event within three (3) Business Days) after a conversion has been effected, the Corporation shall, or shall cause the Conversion Agent to, mail to the converting holder:

(i)a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified or, upon the request of the converting holder, evidence of the issuance of such shares in book-entry form; and

(ii)a certificate representing any shares of Series B Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(e)Reservation of Common Stock. The Corporation shall at all times after the satisfaction of clause (x) of the Conversion Conditions reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series B Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock, including engaging in best efforts to obtain the requisite stockholder consent of any necessary amendment to the Certificate of Incorporation. If, at any time after written notice electing to convert shares of Series B Preferred Stock has been provided in accordance with Section 12(b), there are an insufficient number of shares of Common Stock reserved in accordance with the foregoing provisions of this Section 12(e) to effect such conversion, then, in connection with any Redemption Sale, the shares of Series B Preferred Stock so elected to be converted shall be deemed to have been converted and each holder thereof shall be entitled to receive in the Redemption Sale, the full amount it would have received if such shares of Series B Preferred Stock were actually converted.

(f)Taxes and Governmental Matters.

(i)The issuance of certificates for shares of Common Stock pursuant to this Section 12 shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided that the Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock, Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery, or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the Corporation’s satisfaction, that such tax has been paid or is not payable.

(ii)The Corporation and the holders of the Series B Preferred Stock shall treat any conversion of the Series B Preferred Stock into Common Stock as a transaction described in Section 368(a)(1)(E) of the Code and the Treasury regulations promulgated thereunder, unless otherwise required pursuant to a change in applicable law occurring after the date hereof.

(iii)The Corporation shall not declare any accumulated but unpaid dividends on the Series B Preferred Stock in connection with any conversion of shares of the Series B Preferred Stock pursuant to this Section 12.

(g)Other Obligations of the Corporation in Respect of Conversions. Upon any conversion of any share of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to assure that the Common Stock issuable upon such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The Corporation shall use reasonable best efforts to assist the holder of Series B Preferred Stock to ensure that shares of Common Stock issuable upon conversion may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common

Stock may be listed (except for official notice of issuance which shall be delivered as promptly as practicable by the Corporation upon each such issuance).

(h)Fractional Shares. The Corporation may not issue fractional interests in shares of Common Stock and, instead, shall pay to the holder in cash the then-current market value of any fraction of a share as promptly as practicable (and in any event no later than the date on which the certificate or certificates representing the Common Stock are issued) following the relevant Conversion Date.

(i)Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable and/or cash payable upon conversion of Series B Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on such Conversion Date. In the event that a holder of Series B Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued (and/or cash payments in lieu of fractional shares to be paid) upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder shown on the records of the Corporation in any manner the Corporation in good faith deems reasonable.

Section 13.Special Approval re: Debtor Relief Laws. From February 15, 2024 until such time as there are no longer any shares of Series B-3 Preferred Stock outstanding, the Corporation shall not, without the consent of a majority of the Independent Directors, (a) institute or consent to the institution of any proceeding with respect to the Corporation under any Debtor Relief Law; (b) make a general assignment for the benefit of creditors with respect to the Corporation; or (c) apply for or consent to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, ad hoc manager or similar officer for the Corporation or for all or any material part of the Corporation’s property.

Section 14.Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any Series B‑3 Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Capital Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. Dividends shall accrue on any Series B‑3 Preferred Stock represented by such new certificate from the date with respect to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 15.Tax Matters.

(a)Withholding. All payments and distributions (or deemed payments and distributions) on the shares of Series B‑3 Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by holders. The Corporation shall use commercially reasonable efforts to avoid or minimize any direct or indirect withholding taxes that may become due in connection with any payment or distribution (or deemed payment or distribution) on the Series B‑3 Preferred Stock; provided that such cooperation does not cause material detriment to the Corporation or any of its Subsidiaries. The Corporation shall not withhold any U.S. federal income taxes with respect to a holder if such holder provides a properly completed and executed Internal Revenue Service Form W-9, unless otherwise required pursuant to a change in applicable law occurring after the date hereof. Any payments by the Corporation in respect of the Series B‑3 Preferred Stock shall be made out of funds legally available for payment thereof and shall only be made to the extent that the payment thereof would not cause the Corporation to be rendered insolvent or to violate any law to which the Corporation is subject.

(b)Calculation of Redemption Premium. Notwithstanding Sections 7(a) and 7(b), for purposes of determining “redemption premium” under Treasury Regulations Section 1.305-5(b), the redemption price of the Series B‑3 Preferred Stock shall be $1,000.

(c)Cooperation. Prior to issuing any Internal Revenue Service Form 1099 or reporting any other income or payment pursuant to Section 305 of the Code, in each case with respect to the Series B‑3 Preferred Stock, the Corporation shall provide Ares or IEA LLC, as applicable, with a draft of such reporting statement and the underlying calculations for the review and approval of Ares or IEA LLC, as applicable. To the maximum extent permitted by law, the Corporation shall not take an inconsistent position with respect to such reporting as approved by Ares or IEA LLC, as applicable, in any tax return or in connection with any tax audit. If at any time the Corporation believes it is not permitted under law to take a position approved by Ares or IEA LLC, as applicable, in any tax return or any tax audit, then the Corporation shall promptly notify Ares or IEA LLC, as applicable, in writing of such disagreement and cooperate, and direct its Affiliates and representatives to cooperate, in good faith with Ares or IEA LLC, as applicable, to give effect to such approved position to the greatest extent possible.

(d)The Corporation agrees that the Series B‑3 Preferred Stock is not “fast pay stock” as defined in Treasury Regulations Section 1.7701(l)-3(b) and shall not take any position inconsistent with such treatment.

Section 16.Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series B‑3 Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 17.Notices.

(a)To Holders. All public announcements, notices or communications to the holders of, or otherwise in respect of, the Series B‑3 Preferred Stock shall be given or delivered for purposes of this Certificate of Designations if given in writing and delivered in person or by first class mail, postage prepaid. All notices or communications shall also be given or delivered for purposes of this Certificate of Designations if given or delivered in such manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Furthermore, if the Series B‑3 Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given or delivered to the holders of the Series B‑3 Preferred Stock in any manner permitted by such facility and such notices will be deemed given and delivered in compliance with this Certificate of Designations.

(b)To the Corporation. All notices or communications to the Corporation shall be deemed given and delivered to the Corporation if given in writing and delivered in person or by first class mail, postage prepaid to the Corporation’s principal place of business.

Section 18.Other Rights. The shares of Series B‑3 Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein, in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 19.Remedies. The remedies available to the holders of Series B‑3 Preferred Stock under this Certificate of Designations shall be in addition to any other remedy to which such holders are entitled at law or in equity, and the election to pursue any such remedy shall not restrict, impair or otherwise limit the holders of Series B‑3 Preferred Stock from seeking to pursue any other remedy to which it is entitled under this Certificate of Designations, at law or in equity. Payment of the Optional Redemption Price or Mandatory Redemption, as applicable, in respect of a share of Series B‑3 Preferred Stock shall be in full satisfaction of any claim or remedy of a holder thereof in respect of such share of Series B‑3 Preferred Stock.

Section 20.Tax Treatment of Series B‑3 Preferred Stock. The Corporation and the holders shall treat the Series B‑3 Preferred Stock as equity for all applicable U.S. federal income, state and local income tax purposes, unless otherwise required by a change in applicable law occurring after the date hereof. For so long as any holder holds Series B‑3 Preferred Stock, such holder shall be a United States person for U.S. federal tax purposes that is eligible to, and that does, deliver a properly completed and executed Internal Revenue Service Form W-9 to the Corporation or any applicable withholding agent thereof. Notwithstanding anything to the contrary herein, no holder shall be entitled to transfer any Series B‑3 Preferred Stock to any person that is not a United States person for U.S. federal tax purposes, and any such transfer shall be void ab initio.

Section 21.Non-Circumvention. The Corporation shall not seek to avoid the observance or performance of any of the terms of this Certificate of Designations or the Second Amended Series B‑1 Certificate of Designations or the Amended and Restated Series B-2 Certificate of Designations, including, without limitation, by amending its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation by its Chief Executive Officer this 14th day of November, 2019.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:	/s/ John P. Roehm
Name: John P. Roehm
Title: Chief Executive Officer